Exhibit 99.1

Force Protection Inc.

Third Quarter Fiscal 2008 Results

November 10, 2008

Operator:                                              Greetings, and welcome the Force Protection Inc. Third Quarter 2008 Conference Call.  At this time all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Mr. James Palczynski of Integrated Corporate Relations.  Thank you, Mr. Palczynski, you may begin.

James Palczynski:                              Good morning, everybody, and thank you for joining us.  Before we get started with this morning’s conference call I’d just like to read the company’s Safe Harbor language.

Certain statements in today’s call, including without limitation statements relating to the company’s business expectations for the remainder of 2008 and fiscal year 2009, statements relating to the beliefs of management of Force Protection, expectations, or opinion and all other statements in this conference call other than historical facts are forward-looking statements as such term is defined in the Securities Exchange Act of 1934 as amended, which are intended to be covered by the Safe Harbors created thereby.  The numbers presented to the three and nine months ended September 30, 2008 reflect the numbers included in the company’s quarterly report on Form 10-K, excuse me, 10-Q for the third quarter of 2008.  Forward-looking statements are subject to risks and uncertainties, are subject to change at any time, and may be affected by various factors that may cause actual results to differ materially from expected or planned results.  In addition to the statements discussed above certain other statements are forward-looking, including without limitation, our expectations regarding profitability, our ability to address or identify material weaknesses, and the progress made with respect to our internal controls, our expectation for the Cougar, Cheetah, and Buffalo and their variants and additional orders for our military customers.  These statements are subject to numerous risks and uncertainties that are fully described in our Form 10-K for the 2007 fiscal year, and the Form 10-Q for the period ended September 30, 2008 as filed with the Securities and Exchange Commission.

Thank you.  With that out of the way I’d like to now turn the call over to Michael Moody, Force Protection’s Chief Executive Officer.

Michael Moody:                                   Thank you, James.  Good morning and thank you for joining us to review our third quarter results.  With me on the call today are Charlie Mathis, our Chief Financial Officer, and Damon Walsh, our Executive Vice President, Customer Operations.

Our third quarter results demonstrate that when we are operating well we can produce good operating margins.  The quarter’s results were driven by strong delivery of vehicles under the MRAP program, substantial improvements in operating efficiency, particularly in the more efficient use of labor in our manufacturing activities, and significant service and support revenues where margins are somewhat higher than those for vehicles.  As we move forward we expect to continue to reduce our production related expenses as well as overhead expenses to appropriate levels consistent with the business we have and the orders we reasonably expect to win.  We’re moving towards being a leaner, more capable, and more efficient organization.  I believe I advised shareholders on a recent call that in September we were able to produce vehicles at near record numbers with a significantly reduced headcount.

In terms of operating income, this third quarter of 2008 was the best ever recorded by the company.  Our operating income was $31.7 million and our earnings reached $0.29 per share.  Our shareholders might also note another important milestone for Force Protection in these financial reports.  We’ve turned the corner and the total shareholder’s equity no longer records accumulated deficit but retained earnings, which stood at $9.6 million at September 30, 2008.

As we review these third quarter results there’s one important point I wanted to make.  Force Protection has not been in the practice of providing guidance.  However, I would like investors and analysts to follow the company to recognize that Force Protection is continuing to move through its transition to a more broadly based business with a wider range of products and a wider range of customers.  The United States government hosted an important ceremony at our labs in South Carolina facility less than two weeks ago, thanking us for all the work, our excellent results, and for igniting the MRAP program by developing the first vehicles and then for the delivery and very successful deployment of thousands of them.  The timing of the event was to recognize the completion of deliveries under MRAP.  The company is actively pursuing sales of existing vehicles, enhanced versions of those vehicles, and new products and services, and we’re looking to generate revenues for many of those initiatives.  Even so, we do not expect to see vehicle production rates at the levels seen in this past quarter.  We do, however, expect the company to generate significant revenue and look to be profitable going forward.  However, I would caution against a straight-line projection of the revenues and earnings for the third quarter of 2008 to future quarters.

We’re proud of the fact that over 95% of the vehicles that we’ve shipped are still in operation after literally thousands of attacks and nearly constant use.  We believe we have the most survivable, sustainable vehicles on the battlefield. They are extremely tough and very capable and we are dedicated to keeping operational readiness at a very high level.

Though ViaVid Communications has used commercially reasonable efforts to produce this transcript, it does not represent or warrant that this transcript is error-free. ViaVid will not be responsible for any direct, indirect, incidental, special, consequential, loss of profits or other damages or liabilities which may arise out of or result from any use made of this transcript or any error contained therein.

We’ve seen strong validation of the quality and the capability of the Cougar over the past quarter.  As our military’s operational focus shifts to Afghanistan from Iraq, we believe we are in a very good position to support the needs that will arise.  The army, which as you know has long favored other vehicle platforms for Iraq, is borrowing hundreds of Cougars from other services for operations in Afghanistan.  We believe that this reflects recognition of the suitability of the Cougar to these conditions.

As we do with our existing customers, we’re very focused on the service and support work for the army so that they achieve the best results and have the best experience possible with our vehicles. We’re confident that feedback from the commanders and troops on the ground will be very positive.

As I believe you’re aware, the UK Ministry of Defence has shared very positive feedback with respect to their active use of the Mastiff vehicles, particularly in Afghanistan.  In addition, we’re enhancing the performance of our Cougar vehicle in many ways to take the capability of our vehicles to an even higher level.  As you know, we were granted an award for five Cougar restricted terrain test vehicles.  These variants of the Cougar feature, amongst a large number of enhancements, improved suspension, lighter weight, greater power to weight ratios, and enhanced survivability packages.  We’ll deliver these test vehicles in the fourth quarter so the government can begin the testing process.

These are the best Cougars Force Protection has ever built, and it’s important to note that almost all the improvements incorporated in these latest test vehicles can be retrofitted to the existing Cougar fleet.  We see this of great value to our existing customers, but it’s also likely to generate additional revenues for Force Protection.

There’s also significant activity in regard to the Cheetah that I can report to you.  We believe that there is an urgent requirement for up to 2,000 vehicles for deployment in Afghanistan, for which the latest development of the Cheetah is ideally suited.  This latest version of the Cheetah incorporates independent suspension, significant weight reduction, power upgrades, and greater internal usable space.  All these improvements are directly responsive to customer requirements.  In addition, we’ve been undertaking blast testing of the Cheetah at the Aberdeen Proving Grounds, and those tests are going well.

We’ve also been working hard to address what we see as a developing need for a heavy, tactical support vehicle or TSV Heavy.  This vehicle is a flat-bed version of the Cougar that can carry S cargo up to four NATO pallets.  We see a demand for this type of vehicle from the United Kingdom, Ministry of Defence, and potentially elsewhere.  I’m very proud that we went from concept in July of this year to a driving, operable prototype in a matter of only 90 days.  While an order has yet to be granted for TSV we are optimistic about an initial order for approximately 100 vehicles.

It’s also good to see a continuing, robust need for the Buffalo.  As you may have seen we recently received an order within the primary ID/IQ contract for 27 Buffalo vehicles.  The government is conducting first article testing for the new A2 version of the Buffalo.  As that variant comes into production we continue to have multi-year visibility to production and sale of approximately 120 vehicles per year.  We’re also now in a position to offer improved protection packages for any tactical wheeled vehicle.  We’re ramping up our sales effort and our production capability for Force Armor™.  Our product is fully certified by Aberdeen Proving Grounds to address the threat from explosively formed projectiles.  Compared to a very limited number of other solutions, we believe our composite armor is lighter weight, more economical, and the materials are more readily available.  We’re working hard to ensure that the latest delivery orders for Cougars incorporate this improvement and that the customer and other vehicle manufactures consider and adopt our armor kits for deployment on other vehicles.

As of September 30th we had a total funded backlog of 335 vehicles, 116 under the MRAP program, 212 Cougar variants with delivery under other programs, the majority of which are for foreign military customers, and seven Buffalos, which did not include the most recent order I just mentioned.  This production will be completed in the first quarter of 2009.  So as you can imagine, we are acutely focused on turning our opportunities, which are both significant and relatively close at hand, into funded backlog.

As I previously stated, our goal is to create an infrastructure that reflects the business we have and reasonably expect to win.  For Force Protection this will translate into sustainable, lower rates of vehicle production. In the event of larger vehicle orders, our plan is to supplement this by utilizing our relationships and partnerships. We will continue to work to right-size our infrastructure to this model and we will be making significant decisions in this regard prior to the year end.  We have an ability to further adjust our labor base and our facilities as we look to deliver profitability and positive cash flow next year.

Our balance sheet at the end of quarter continued to be strong.  Our cash balance was $79.4 million and we continue to have no debt.  Our working capital needs expanded due to the increasing receivables associated with vehicle deliveries and revenue growth, but we’re pleased to continue to reduce our inventory level.  Our shareholders’ equity at the end of the quarter was $266.9 million, which I would contrast with our recent equity market capitalization of approximately $190 million.

I am going to reserve some comments for closing but I would like to turn the call over now to Charlie Mathis to give you some detail on the numbers for the third quarter.

Charles Mathis:                                  Thank you, Michael, and good morning to everyone.  I’d like to start by walking you through the income statement for the third quarter.

Net sales for the quarter were $343.3 million, an increase of 66% versus the $206.8 million reported in the third quarter of 2007.  Of this total, $255.5 million was associated with Cougar vehicle production.  Cougar revenues grew 44% versus the year ago period.  We also recorded $72.2 million in spare parts and services for the quarter, which compared to $14.3 million in the third quarter of 2007.  This was a significant increase over last year and we anticipate this revenue to remain strong in the fourth quarter.

During the first nine months of this year we have recognized approximately $155.9 million as spare parts and service revenue.  We remain comfortable that fiscal 2009 service and support revenues will exceed $200 million.  As discussed, spare parts and service includes spare parts, field service and support, training, new sales of Force Armor™ external ballistic kits, ILAV services, and sales related to the modernization of the existing fleet.  The remainder of approximately $15.6 million of revenues in the quarter was due to Buffalo production, which is flat to the year-ago total of $15.7 million by 28% higher versus the 2007 nine month period.

Lastly I should note that GDLS subcontract vehicle revenue for the quarter was approximately $106.9 million compared to $33.3 million in the year-ago quarter.  Unlike the year-ago period we did recognize some gross profit on these revenues.

Gross margin improved by nearly eight full percentage points to 18.6 versus year-ago quarter’s level of 10.9%.  This improvement was the result of several factors:  an increased spare parts and service revenue at the higher margins, as well as benefiting from a contractual increase in the MRAP vehicle prices shipped in the quarter, which was volume order driven, as well as a production and efficiencies related to the end of the MRAP contract versus the inefficiencies and learning curve impact experienced at the beginning of the contract.  These gains were partially offset by the increased revenues associated with GDLS subcontract work.

General and administrative expenses for the quarter were $27.8 million or 8.1% of sales compared to $21.7 million or 10.5% of sales in the year-ago quarter.  The increased dollar amounts were attributable to a significant increase in professional fees, including those connected with the peak of a restatement and audit work, legal fees, and additional severance.  You should note that the comparison versus last year is affected by prior periods’ liquidated damages charge of $830,000.

Research and development expenses during the quarter were $4.3 million or 1.3% of sales versus $2.3 million or 1.1% of sales in the year-ago quarter.  The increase was primarily associated with the completion of the development of Force Armor™, research on improvements of the Cougar Restricted Terrain vehicle, continued testing on the Cheetah, and work on other prototype vehicles.

Operating income for the period was $31.7 million, a record level, and compares to a year-ago operating loss of $1.5 million.  After taxes we generated net income of $19.9 million or $0.29 per fully diluted share versus a loss of $799,000 or negative 1% per diluted share.  As Michael mentioned, our balance sheet at the close of the third quarter remained very strong.  We continue to be comfortable that we have adequate cash to operate the business and to proceed with new initiatives.  We also anticipate positive operating cash flows over the course of the fourth quarter for both a reduction in receivables, and due to our continued efforts to rationalize our inventory position.

I want to mention that we recently modified our credit facility with Wachovia bank for $40 million and extending the maturity until April, 2010.  While there is no immediate need we were pleased particularly in this credit environment to retain that flexibility.  Thank you and I’d now like to turn the call back to Michael for closing comments.

Michael Moody:                                   Thank you, Charlie.  I’d like to conclude these comments by saying a little more about the strategic direction of Force Protection.  I said earlier that Force Protection is continuing to move through the transition to a more broadly-based business with a wider range of products and a wider range of customers.  Within the context of that comment, I believe it would be valuable for me to set out what the management team at Force Protection is committed to as we make this transition.

First, that we’ll serve our current customers to the best of our ability.  Second, that we will focus on having the production capability to deliver the highest quality product sufficiently, on time, and at a reasonable price.  Third, that we will ensure that our spares and sustainment deliveries match the performance of our vehicles.  Our troops want to use these vehicles.  The vehicles take battle damage.  We need to ensure that spare parts and field services representatives are there so that the operational readiness of the vehicles continues to exceed 90%.  Fourth, that we are actively engaged with our customers to enhance, modify, and develop our vehicles so that they continue to meet the customers’ needs for decades into the future, and remain the most survivable and sustainable vehicles on the battlefield.  Finally, we’ll continue to introduce new products and solutions that recognize the evolving threats and to leverage our strong research capabilities.

In addition to that particular focus on our current customers we are committed to developing and seeking out complementary products and businesses that will broaden our business base and look to address the cyclical nature and narrow focus of our current business.  Although Force Protection is a relatively small company, we have excellent products, a strong brand name, very capable employees and executives, and a strong balance sheet with no borrowing.

We are changing our organization from within.  We will also be engaging in activities to add to and change from outside.  I’ll talk more to our shareholders about the strategic direction at the company’s annual shareholders’ meeting next week.  But for now I’d be happy to entertain questions.  Thank you very much.

Operator:                                              Thank you.  Ladies and gentlemen, we’ll now be conducting a question-and-answer session.  If you would like to ask a question please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you’d like to remove your question from the queue.  For participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys.  Our first question is coming from Chris Donaghey with SunTrust Robinson Humphrey.  Please, state your question.

Chris Donaghey:                                 Hi, good morning, guys.  Good job on the quarter, Michael.  First of all, on the support and sustainment revenue, obviously very, very strong in the quarter.  Does that – is that $72.2 million just the Force Protection component of support and sustainment or is there a GD component in there as well?

Michael Moody:                                   It is all of the spares and sustainment, which includes the spares delivered by GD under subcontract.

Chris Donaghey:                                 Okay, and in the press release it says that you were able to get some gross margin on the General Dynamics related revenue.  Can you talk about that a little bit?

Michael Moody:                                   A little bit, yes.  We are getting a – some margin in regard to that spares business.  In regard to the vehicles, I think you understand, there’s just a small royalty fee that’s payable.  But in regard to the spares, there is a margin that Force Protection earns on that subcontract.

Chris Donaghey:                                 Okay, great.  And obviously in the quarter operating margin was very, very strong, certainly versus my expectation.  As we start to think about the business going forward can you kind of walk us through how you’re going to structure the company and what kind of target margins or margin structure you may be looking for, say a year from now when things may be in the more normalized, non-MRAP program type of environment?

Michael Moody:                                   Well, in general terms I think I’d indicated in my comments that we look to structuring the company with a real focus on getting the best results for our existing company, existing customers, out of the current products, out of the service and sustainment, the enhancement, of those vehicles.  So that’s a whole activity where there will be significant focus, and my belief is enhanced improvement.  And as I said, we’re looking at a broader range of products, a broader range of customers, which is complementary to what we’re doing.

In terms of margins, I think that Charlie has made the comment before, he might like to speak here, we generally looked at our initial targets as industry averages.  And certainly that’s what we’re looking at initially in terms of what we expect to achieve.  I think that this quarter has demonstrated that we are able to enhance performance at the gross profit line and the bottom line, and certainly we’ve made some significant progress.  But I don’t believe that’s the end of the progress we can make.

Chris Donaghey:                                 Okay, great.  And last question.  Just in terms of the army borrowing the hundreds of Cougars to take to Afghanistan, can you talk a little bit about, I guess to the extent you can, their decision making process in there – is this just a – are they seeing this as just a way to get vehicles into theatre faster or is this a recognition that the Cougar is a better vehicle?

Damon Walsh:                                     Chris, it’s Damon.  I don’t think it’s a – I think it’s a couple of things.  One, they’re looking for a vehicle that has greater utility in Afghanistan and these are all four-bys that are going to the army.  The Cougar four-by is one of a small number of variants to appear to give them the mobility that they want, matched with the survivability that you get that comes with a Cougar.  So in terms of your question, I don’t – the decision making process as we understand it is they wanted the vehicles that they could – that would fit and would provide the mobility and still provide MRAP survivability.  Obviously we think they are taking the ones that’d provide the best MRAP survivability, but that’s our view.

Chris Donaghey:                                 Okay, and on timing on the interim vehicle program.  Do you have any insight into what the – how long this is going to play out?  I know this came in under an urgency type of request.  Based on where you stand with your testing program for the Cheetah, do you have any kind of insight into how the government can proceed with orders going into this interim vehicle decision?

Michael Moody:                                   Our understanding, Damon might like to comment as well, is that is likely to move very rapidly, I think within a month.  We’re likely to see a short-term RFP, which we are certainly ready and enthusiastic about responding to.  And I think that our view is that it is likely to move reasonably rapidly after that.

Damon Walsh:                                     And Chris, just to clarify, by when you say interim vehicle program, you’re talking about the JUONS for the MRAP Light?

Chris Donaghey:                                 Yes.

Damon Walsh:                                     Yes, no, early December is when they’re planning to do – is what we’re hearing – that they’re planning to issue an RFP.  It will be, it sounds like it will be very similar to MRAP 1.  An urgent RFP, a quick turn on proposals, and then going into testing.

Chris Donaghey:                                 Okay, and just like we saw with MRAP 1, is there any potential to see an early order ahead of the actual formal RFP process?

Michael Moody:                                   Certainly we would encourage that.  We have undertaken, as I’d indicated, testing of our vehicle and that information that we provided to the customers.  So certainly from our point of view we believe that a lot of testing the customer believes they need to do we will be able to demonstrate as being undertaken and we’ll meet their requirements.

Damon Walsh:                                     But you said, ahead of the RFP.  I think that’s unlikely that they’ll order before they issue the RFP.

Chris Donaghey:                                 Okay.  I guess I meant before the actual awards are made under that RFP process.

Michael Moody:                                   As I indicated, certainly we encourage the customer to think that way.

Chris Donaghey:                                 Okay, great, thank you.

Michael Moody:                                  Thank you.  Thanks, Chris.

Operator:                                              Our next question is coming from Jim McIlree with Collins Stewart.  Please, state your question.

Jim McIlree:                                         Thanks, good morning.

Michael Moody:                                  Good morning.

Jim McIlree:                                        The operating expenses relative to Q2 were up fairly substantially.  I’m wondering why.

Charles Mathis:                                  Jim, this is Charlie.  The reason, the primary reason was because we were at the peak of the restatement and the audit work that was taking place there, there was probably up to $5 million or more in additional expenses related to those from Q2 to Q3.

Jim McIlree:                                        So presumably that will come down in Q4?  That $5 million?

Charles Mathis:                                  Those expenses will come down in Q4.

Jim McIlree:                                        And what was headcount at the end of Q3?  And what’s headcount now?

Michael Moody:                                  We’re continuing to reduce the headcount.  I think we’d indicated on the last investor call, which was about the end of Q3, that it was somewhat less than 1,500.  The number is now less than 1,400 so there have been some reductions since then.

Jim McIlree:                                        Okay, great.  And then the gross margin increase again relative to Q2, is that primarily because of the greater mix of spares revenue or is there something else going on there?

Michael Moody:                                  There are a few things.  Obviously the spares revenue has some impact because the margin is somewhat higher.  But I think there’s a significant area where our labor reduction has taken places in directly chargeable labor.  So I think that some of the significant impact is in terms of the actual cost of the import into our production itself.  I think I may have indicated to you that not only have we seen those significant reductions, some of those have been in terms of Force Protection employees. But the company also engaged a large number of contractors, and that was an expensive element which we had largely reduced.  So I think a lot of it also are just related to our expense reduction activities.

Jim McIlree:                                        Okay.  And then going forward, presumably the revenues fall off in Q4 and beyond from the peak Q3 levels, and then presumably you would not have as much overhead absorption in the forward quarter.  So again, presumably you would have reduced margins.  Is that – is that reduction presumption correct?  And then if so, how much?

Michael Moody:                                  I don’t know that I would work on an assumption that the margins are reducing.  I think that we had indicated on this call and on previous calls that the management is very committed here to reducing our expenses to our business and the business we reasonably expect to win.  So sure, there are some overheads we need to address, but we’re relatively fortunate in that we have some reasonable flexibility, not only in terms of our labor costs, but some of our other costs related to our facilities we are evaluating at the moment.  And so I think it’s not unreasonable that we continue to see that we can make expense reductions which are commensurate with reductions in our revenues.

Jim McIlree:                                        Okay.  And then just lastly on the receivables and inventory.  I’m assuming that both of those come down rather sharply in Q4.  Is that a good assumption?

Michael Moody:                                  They should start to come down pretty significantly. One of the things that happened, we’d indicated on the previous call that we had very substantial levels of production, I think I’d mentioned it also earlier today, in September.  And of course, the impact of that is the receivables are sitting on the books for a large part of that production.  So I think as the number of vehicles were produced each month goes down, you can expect that to reduce.  There’s also a reasonably significant amount of work in process at the end of the third quarter and I think you’ll see that started to impact as well.  So, yes, it’s not unreasonable to see those numbers coming down.

Jim McIlree:                                        Okay, and I’m sorry.  Just I promise, this is the last one.  Michael, in your comments you were talking about the Cheetah as a solution for Afghanistan, and this is the first time that I’ve actually – where you made it sound like it had more than just an outside chance of getting orders for Afghanistan.  I’m just – did I misunderstand you?  Are you – it sounds like you’re highly confident that Cheetah will be chosen as an Afghanistan vehicle.  So did I misunderstand you?  And if I didn’t, can you tell me why?

Michael Moody:                                  What I would best say is this.  I’m highly confident that the Cheetah is a vehicle that is very well suited to the requirements the customer is looking for.  The company is working very actively in terms of looking for this RFP, looking at a position to be able to respond, and taking a number of steps beforehand so that we give the most appropriate and fully, fully developed and thought out response that we can.  So certainly, my high level of confidence is about the vehicle itself and our response, and obviously as I’d indicated earlier to Chris’ question.  We’re seeking to encourage the customer to recognize that a lot of the testing that might need to be done has already been done by Force Protection.  So absolutely we think it’s the right vehicle here.  We’re doing everything to seek to win a significant part, if not all of this requirement.

Jim McIlree:                                        Okay, so you’re expressing confidence in the vehicle.  You weren’t nudging and winking that you’ve got an order from them.

Michael Moody:                                  No, I was not saying that.

Jim McIlree:                                        Okay.  Thank you very much.

Michael Moody:                                  Thank you.

Operator:                                              As a reminder, ladies and gentlemen, if you would like to ask a question, please press star, one on your telephone keypad at this time.  Our next question is coming from Joe Maxa with Dougherty and Company.  Please, state your question.

Joe Maxa:                                              Thank you, and good quarter.

Michael Moody:                                  Thank you, Joe.

Joe Maxa:                                              My question is, is the opportunity for your restricted vehicle, Cougar, and the Cheetah, are you really looking at the same opportunity in Afghanistan?

Michael Moody:                                  There are similar requirements in terms of the rugged terrain environment in terms of the requirements for protection.  I think that there are complementary requirements for our Cougar and the Cheetah.  There are some specific requirements that are coming out as we discussed related to this much lighter protected vehicle that has the same performance as a Humvee but the protection of an MRAP.  But I think there’s also an opportunity for a vehicle that is larger, that is more of the traditional MRAP size.  So two related, but I think they are distinct requirements.

The second point I wanted to make is it is also important to the company that we demonstrate to the customer that there is a lot of enhancement to the Cougar, which can go on new orders but is also available to the existing fleet.

Joe Maxa:                                              So the order for the request – potential request for 2,000 urgent vehicles, that’s targeting the Cheetah.

Michael Moody:                                  Right.

Joe Maxa:                                              And then the MRAP Light certainly is targeting the other vehicle.  And they’re both –

Michael Moody:                                  The 2,000 vehicles I think is being represented as the MRAP Light.  The other vehicle was a test, an order for test vehicles, which we received a few months ago.  It wasn’t an MRAP order, it wasn’t specifically designated as MRAP Light.  It was designated as restrictive terrain.  So there is a slight distinction here.  I think one of the things that’s happened is various constituents within the customer recognized requirements and have reached out to industry certainly to ask.  But our view is certainly there’s value in the requirements for both of these solutions.

Joe Maxa:                                             Can you give us a ballpark ASP range on what you would expect the Cheetah or the MRAP Light Cougar to be in?

Michael Moody:                                   You mean in terms – yes, I think it’s probably in the 400,000 range, something of that order.

Joe Maxa:                                              Okay, that’s helpful.  And then the Buffalo.  You have seven in funded but you have the order for 27.  What would be a reasonable number to think about for Q4?  Are you going to stick in the 20 range?  Will you be able to produce those additional 27 this quarter, or is that more something next year given lead times?

Michael Moody:                                  I think it’s better to look at those numbers in terms of the 120 a year in terms of 2009.  One of the things that’s happening in this quarter is that we have the A2 Buffalo in testing, as I’d indicated.  And while we’re doing it, there’s certainly some other orders for Buffalos that we are fulfilling.  But I don’t think that you could look in the fourth quarter of that same production level.

Joe Maxa:                                              Okay, and then your ILS, we should expect to see some lumpiness in those quarter-to-quarter?

Michael Moody:                                  It’s possible.  Certainly this year it has ramped up very, very significantly.  We, as Charlie had indicated, we see substantial revenues from this whole area next year.  It may be lumpy but there are, there’s a reasonable flow of orders that we expect to fall during the whole year.

Joe Maxa:                                              Okay. And then last question on the TSV Heavy, cargo Cougar, I guess.  Any idea when we should be thinking about potentially getting that order?

Damon Walsh:                                     We’ll probably get a – we expect to get a – their version of a letter contract in the next 30 days or so, and then the formal contracts after the beginning of the year.

Joe Maxa:                                              Okay.  That’s all I have.  Thank you.

Michael Moody:                                  Thank you very much.

Operator:                                              Our next question is coming from Josephine Millward with Stanford Group.  Please, state your question.

Josephine Millward:                          Good morning.

Michael Moody:                                   Josephine, good morning.

Josephine Millward:                          Congratulations on a great quarter.

Michael Moody:                                   Thank you.

Josephine Millward:                           Michael, can you give us an update on Force Armor™?  Previously I believe you said you might hear something before year end.  Is that still on track?

Michael Moody:                                   Yes, absolutely.  As I’d indicated in my comments, we are actively pursuing this not only in terms of it being fitted to our most recent delivery of vehicles, but we have the highest level of confidence, but also in regard to other of our vehicles and we are certainly in active discussions with other OEMs and with the customer in regard to fitting it on a broader basis.  But absolutely, we expect something before year end.

Josephine Millward:                          Are you also looking at the long-term armoring strategy with Force Armor™?  Is LTAS something that would be suitable for Force Armor™?

Damon Walsh:                                     Absolutely, Josephine.  This is Damon.  We are talking to all of the – the bottom line is Force Armor™ potentially could be applied to anything in the tactical wheeled, and non-tactical wheeled vehicle fleet.  So anything that drives down the road is a potential opportunity for the Force Armor™ package.  Across the – across all of the customers, they’re looking at how to enhance the survivability of all of their vehicles.

Josephine Millward:                          I know it might be a bit early to say, but can you help us quantify this market opportunity and how we should think about it going forward?

Damon Walsh:                                     I think that’s – at this point we’re still trying to get our arms around everybody that is interested and potentially has – bear in mind that a requirement has to line up with funding from the customer, and that’s still a little dynamic.  I think it will take us a little time to get a good handle on what the size of the market.  Bearing in mind, market is defined as requirement and funding before we can really talk to it.

Michael Moody:                                  But initially – I’m sorry Josephine.  But initially we’re obviously focusing on this latest delivery of vehicles from Force Protection, and then to expand it beyond that as Damon had indicated.

Josephine Millward:                           Michael, is that what you mean when you talked about the opportunity to retro-fit existing Cougars?  Is that your initial – that’s the initial opportunity you’re looking at.

Michael Moody:                                   It’s part of the initial opportunity.  The restrictive terrain Cougar, the five vehicles which we have completed and are now delivering, incorporate a number of enhancements.  It’s obviously the Force Armor™ and the improved protection, but it also relates to suspensions, it relates to power, it relates to weight reduction.  There are a series of improvements across-the-board and almost every one of those improvements, including this armor, can be retro-fitted to the existing fleet.

Josephine Millward:                           When do you – when do you think the Marines will make a decision on that?  Doesn’t that involve bringing the vehicles back to retro-fit?  I mean, it seems like a pretty big job logistically.

Michael Moody:                                   Decisions – I suppose the first thing I should say is that we understand certainly in our active discussions with the customer that this may be looked at in terms of different compartments and different timeframes.  There are some enhancements and improvements that can be made relatively quickly in or near theatre.  And a lot of those are around suspension and potentially additional armor protection.  In terms of a more substantial remanufacture and refit that would be a longer term program, which could very well involve the vehicles coming back.  But certainly in terms of significant enhancements of the vehicles and some modifications which assist with the mobility and operational effectiveness in Afghanistan, many of those improvements can be made in theatre or near theatre.

Josephine Millward:                           That’s helpful.  And if you were to receive an MRAP Light production order, how soon can you turn around and start shipping the vehicle?

Michael Moody:                                   We’re certainly – part of our planning as I’d indicated earlier to some previous questions, is that we’re looking to make the best response possible in all ways to this opportunity.  We could be producing vehicles in the first quarter of next year.

Josephine Millward:                           And just one more follow-up question.  Can you help us to think about your R&D spending going forward?  Do you expect that to remain at the same level or that it’s going to increase next year?

Charles Mathis:                                   We basically indicated that R&D spending around the $10 to 12 million on an annual basis, and that’s where we’re looking at.

Josephine Millward:                           Okay, great.  Thank you very much.

Michael Moody:                                  Thank you.

Operator:                                              There are no further questions at this time. I’d like to turn the floor back over to management for any closing comments.

Michael Moody:                                  Thank you very much, everyone, for joining this call and thank you for those questions.  I would like to invite all of our shareholders to our annual shareholder meeting, which is being held on Friday of next week, Friday, November the 21st, at 10 a.m.  Our meeting is being held at the North Charleston Convention Center and certainly as many of you as possible who can make it to that meeting, we’d be delighted to see you there.  So again, thank you very much.  We’ve really appreciated this call.  Thank you.

Operator:                                              Ladies and gentlemen, this does conclude today’s teleconference.  You may disconnect your lines at this time and we thank you for your participation.